As filed with the Securities and Exchange Commission on September 26, 2024

Registration No. 333-169769

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________________

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-169769

UNDER

THE SECURITIES ACT OF 1933

____________________________________________

WORTHINGTON ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Ohio	31-1189815
(State of other jurisdiction of	(I.R.S. Employee
incorporation or organization)	Identification No.)

200 West Old Wilson Bridge Road, Columbus, Ohio 43085

(Address of Principal Executive Offices) (Zip Code)

Worthington Industries, Inc. 2010 Stock Option Plan

and

Worthington Enterprises, Inc. 2024 Long-Term Incentive Plan

(Full title of the plans)

Patrick J. Kennedy, Esq.

Vice President, General Counsel and Secretary

Worthington Enterprises, Inc.

200 West Old Wilson Bridge Road

Columbus, Ohio 43085

(614) 438-3210

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Chadwick P. Reynolds, Esq.

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, Ohio 43215

(614) 464-6340

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Worthington Enterprises, Inc., formerly known as Worthington Industries, Inc., an Ohio corporation (the “Registrant”), filed a registration statement on Form S-8 on October 5, 2010 (Registration No. 333-169769) (the “Prior Registration Statement”) to register 6,000,000 common shares, without par value, of the Registrant (the “Common Shares”) for offer or sale pursuant to the Worthington Industries, Inc. 2010 Stock Option Plan, as amended (the “Option Plan”). Requisite registration fees were paid at the time of filing of the Prior Registration Statement. The Registrant filed Post-Effective Amendment No. 1 to the Registration Statement on October 10, 2013, to deregister 2,500,000 Common Shares, and Post-Effective Amendment No. 2 to the Registration Statement on October 1, 2020, to deregister 500,000 Common Shares.

The Registrant has since adopted the Worthington Enterprises, Inc. 2024 Long-Term Incentive Plan (the “Plan”), and the Registrant’s shareholders approved the Plan at the Registrant’s annual meeting of shareholders on September 24, 2024. Effective on September 24, 2024, the Registrant will not issue any new awards under the Option Plan.

The Plan provides for, among other things, the issuance of the number of Common Shares subject to awards outstanding under the Option Plan and the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan, as amended, as of September 24, 2024, that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Common Shares) (the “Carryover Shares”). The Registrant believes that the potential number of Carryover Shares from the Option Plan will not exceed 540,000 Common Shares.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was disclosed in the Prior Registration Statement, the Registrant is filing this Post-Effective Amendment to the Prior Registration Statement to reflect that the Carryover Shares from the Option Plan previously available for issuance under the Prior Registration Statement will no longer be issued under the Option Plan and may instead become authorized for issuance under the Plan.

In addition, this Post-Effective Amendment is filed to withdraw from registration all Common Shares registered under the Prior Registration Statement that remain unissued under the Option Plan other than Common Shares issuable upon the exercise or settlement of awards outstanding under the Option Plan.

This Post-Effective Amendment to the Prior Registration Statement shall become effective upon filing with the Securities and Exchange Commission (“SEC”) pursuant to Rule 464 under the Securities Act of 1933, as amended. In accordance with SEC Compliance and Disclosure Interpretation 126.43, no new filing fee is due with respect to this Post-Effective Amendment.

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit	Location
5.1	Opinion of Vorys, Sater, Seymour and Pease LLP (as to the validity of the securities registered hereunder)	Filed herewith
5.2	Opinion of Dale T. Brinkman (as to the validity of the securities then registered)	Incorporated herein by referenced to Exhibit 5.1 to the Registrant’s Form S-8 Registration Statement filed on October 5, 2013
23.2	Consent of Vorys, Sater, Seymour and Pease LLP	Included in Exhibit 5.1 hereto
24.1	Powers of Attorney	Filed herewith
[Remainder of page intentionally left blank. Signature pages follow.]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Post-Effective Amendment to the Registration Statement on Form S‑8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on September 26, 2024.

WORTHINGTON ENTERPRISES, INC.

By: /s/ B. Andrew Rose
B. Andrew Rose President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on September 26, 2024.

Signature	Title
/s/ B. Andrew Rose	President and Chief Executive Officer (Principal Executive Officer) and a Director
B. Andrew Rose
/s/ Joseph B. Hayek	Executive Vice President and Chief Financial and Operations Officer (Principal Financial Officer)
Joseph B. Hayek
/s/ Kevin J. Chan	Vice President – Corporate Controller (Principal Accounting Officer)
Kevin J. Chan
/s/ John B. Blystone*	Chairman of the Board and a Director
John B. Blystone
/s/ Kerri B. Anderson*	Director
Kerri B. Anderson
/s/ David P. Blom*	Director
David P. Blom
/s/ Mark C. Davis*	Director
Mark C. Davis
/s/ Michael J. Endres*	Director
Michael J. Endres
/s/ Paul G. Heller*	Director
Paul G. Heller
/s/ Ozey K. Horton, Jr.*	Director
Ozey K. Horton, Jr.
/s/ John H. McConnell II*	Director
John H. McConnell II
/s/ Billy R. Vickers*	Director
Billy R. Vickers
/s/ Virgil L. Winland*	Director
Virgil L. Winland

* The above-named directors of the Registrant sign this Post-Effective Amendment to the Registration Statement on Form S-8 by Patrick J. Kennedy, their attorney-in-fact, pursuant to the Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed as Exhibit 24.1 hereto.